Exhibit 12.1

EXHIBIT 12—STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Stripes Holdings LLC

Computation of Ratio of Earnings to Fixed Charges

(in thousands, except ratios)

	Fiscal Year Ended							Nine Months Ended
	Predecessor					Predecessor & Company Combined		Company
	December 30, 2001		December 29, 2002	December 28, 2003	January 2, 2005	January 1, 2006		October 1, 2006
						Actual	As Adjusted (a)	Actual	As Adjusted (a)
Earnings:
Consolidated pretax income (loss) from continuing operations	(1,416)		2,503	2,667	6,047	(20,642)	(12,289)	7,173	11,892
Minority interest in income of consolidated subsidiaries	59		55	65	64	76	76	47	47
Loss (income) on equity investments	—		—	—	(55)	—	—	(257)	(257)
Fixed charges	16,131		19,730	19,120	18,742	22,104	17,312	20,567	16,396
Capitalized interest	—		(78)	—	—	(275)	(275)	(262)	(262)
Amortization of capitalized interest	—		2	4	4	11	—	—	—

Total earnings available for fixed charges	14,774		22,212	21,856	24,802	1,274	4,824	27,268	27,816

Fixed Charges:
Interest expense	13,946		16,304	16,035	15,615	18,397	13,192	14,235	10,251
Capitalized interest	—		78	—	—	275	275	262	262
Estimated interest portion of rent expense	1,937		3,030	2,743	2,748	3,093	3,093	5,288	5,288
Amortization of debt issue costs	248		318	342	379	339	752	782	595

Total fixed charges	16,131		19,730	19,120	18,742	22,104	17,312	20,567	16,396

Ratio of earnings to fixed charges	(b	)	1.13	1.14	1.32	(b )	(b )	1.33	1.70

Notes:

(a)	Reflects the pro forma adjustments reflected in the unaudited pro forma consolidated statement of operations for the year ended January 1, 2006, and the nine months ended October 1, 2006, included herein, and the associated notes.
(b)	Earnings for the years ended December 30, 2001, January 1, 2006 (actual) and January 1, 2006 (as adjusted) were inadequate to cover fixed charges. The deficiency was $1.4 million, $20.8 million and $12.5 million, for the respective periods. Included in the fiscal 2005 results (both actual and as adjusted) is $17.3 million of compensation expense recognized for options redeemed related to the December 2005 transactions.